Exhibit 4.41

Equity Interest Pledge Agreement

between

Beijing Chezhiying Technology Co., Ltd.

and

Zhou Shenglei

August 24, 2025

CONTENTS

1.	DEFINITIONS	4
2.	PLEDGE	5
3.	EFFECTIVENESS OF PLEDGE, SCOPE AND TERM	6
4.	REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR	7
5.	COVENANTS OF THE PLEDGOR	7
6.	EVENTS OF DEFAULT	8
7.	EXERCISE OF THE RIGHTS OF THE PLEDGE	10
8.	TRANSFER OR ASSIGNMENT	11
9.	TERMINATION	11
10.	FORCE MAJEURE	11
11.	APPLICABLE LAW AND DISPUTE RESOLUTION	12
12.	NOTICE	12
13.	APPENDICES	13
14.	WAIVER	13
15.	MISCELLANEOUS	13

This Equity Interest Pledge Agreement (this “Agreement”) is entered in Haier Industrial Park, Laoshan District, Qingdao, the People's Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated on August 24, 2025 by and among the following parties:

PLEDGEE: Beijing Chezhiying Technology Co., Ltd., a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, with its registered address at Room1117, F/11, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China.

and

PLEDGOR: Zhou Shenglei, a PRC citizen, holder of identification card number ******, whose residential address is ******.

(Above-mentioned parties are individually referred as a “Party”, and collectively as the “Parties”)

WHEREAS:

A. On August 24, 2025, an Equity Transfer Agreement was entered into between Wu Tao and Pledgor (Equity Transfer Agreement), pursuant to which Pledgor holds 50% of the equity interest of Beijing Shengtuo Hongyuan Information Technology Co., Ltd. (“Shengtuo Hongyuan Information”) from the effective date of the Equity Transfer Agreement (i.e. the Completion Date under the Share Sale & Purchase Agreement entered into by and between CARTECH HOLDING COMPANY and Yun Chen Capital Cayman on February 20, 2025).

B. Shengtuo Hongyuan Information is a limited liability company registered in Beijing, which engages in the business of Internet information service.

C. The Pledgor and the Pledgee entered into a Loan Agreement on August 24, 2025 (the “Loan Agreement”), pursuant to which the Pledgee extended a loan in the amount of RMB5,000,000 (the “Loan”) to the Pledgor.

D. The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, and has been licensed by the relevant PRC government authority to carry on the business of technology-related research and development, transfer of technology, technology training and consulting. The Pledgee and Shengtuo Hongyuan Information entered into an Exclusive Technology and Consulting Service Agreement on August 24, 2025, pursuant to which Shengtuo Hongyuan Information is required to pay service fees (the “Service Fees”) to the Pledgee in consideration for the corresponding services to be provided by the Pledgee (the “Services Agreement”).

E. Simultaneous with the execution of this Agreement, the Pledgor has also entered into an Equity Option Agreement with the Pledgee, pursuant to which the Pledgor grants to the Pledgee an exclusive right to purchase the Equity Interest (as defined below) at any time upon satisfaction of various requirements under PRC law (the “Equity Option Agreement”).

F. In order to ensure that (i) the Pledgor repay the Loan under the Loan Agreement; (ii) the Pledgee collects Service Fees under the Services Agreement from Shengtuo Hongyuan Information, (iii) the Pledgor’s other obligations under the Equity Option Agreement are fulfilled, and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by the Pledgor and/or Shengtuo Hongyuan Information, arising under or in relation to the Services Agreement or the Loan Agreement including, but not limited to, any obligation to pay damages for a breach of any obligation of the Pledgor or Shengtuo Hongyuan Information under the Loan Agreement or the Services Agreement (as applicable), are paid, the Pledgor is willing to pledge all the Equity Interest (as defined below,) i.e. the 50% equity interest of Shengtuo Hongyuan Information, equivalent to a contribution of RMB 5,000,000 to the Pledgee as security for the above-mentioned obligations of the Pledgor and Shengtuo Hongyuan Information (collectively, the “Secured Obligations”).

In order to set forth each Party's rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1. DEFINITIONS

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1 “Pledge” means the full content of Section 2 hereunder.

1.2 “Equity Interest” means all the equity interests in Shengtuo Hongyuan Information held by the Pledgor (including all present and future rights and benefits based on such equity interests), and any additional equity interests in Shengtuo Hongyuan Information acquired by such Pledgor subsequent to the date hereof. For the avoidance of any doubt, on the date hereof, the Pledgor holds a 50% equity interest (equivalent to a contribution of RMB 5,000,000) in Shengtuo Hongyuan Information.

1.3 “Event of Default” means any event in accordance with Section 6 hereunder.

1.4 “Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

1.5 “Effective Date” This Agreement shall be established upon its being signed by the Parties hereunder and shall become effective upon the Completion Date under the Share Sale & Purchase Agreement entered into by and between CARTECH HOLDING COMPANY and Yun Chen Capital Cayman on February 20, 2025. Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only come into effect in accordance with Section 3 of this Agreement.

2. PLEDGE

2.1 The Pledgor hereby pledges, and if required, transfers and assigns the Equity Interest to the Pledgee as security for all of the Secured Obligations (the “Pledge”) of an amount up to the Maximum Amount (as defined below), and grant a first priority security interest in all rights, titles and interests that he has or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in Shengtuo Hongyuan Information which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in Shengtuo Hongyuan Information, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

2.1.1 The Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgor and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgor and the Pledgee mutually acknowledge and agree that the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB 5,000,000.00 (the “Maximum Amount”) prior to the Settlement Date.

The Pledgor and the Pledgee may, taking into account the fluctuation in the monetary value of the Secured Obligations and the Pledged Collateral, adjust the Maximum Amount based on mutual agreement by amending and supplementing this Agreement, from time to time, prior to the Settlement Date.

2.1.2 Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a) any or all of the Loan Agreement, Services Agreement or the Equity Option Agreement expires or is terminated pursuant to the stipulations thereunder;

(b) the occurrence of an Event of Default pursuant to Section 6 that is not resolved, which results in the Pledgee serving a Notice of Default to the Pledgor pursuant to Section 6.3;

(c) the Pledgee reasonably determines (having made due enquiries) that any of the Pledgor and/or Shengtuo Hongyuan Information is insolvent or could potentially be made insolvent; or

(d) any other event that requires the settlement of the Secured Obligations in accordance with relevant laws of the PRC.

2.2 For the avoidance of doubt, the day of the occurrence of an Event of Settlement shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Section 7.

2.3 The Pledgee is entitled to collect any and all dividends or other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below).

3. EFFECTIVENESS OF PLEDGE, SCOPE AND TERM

3.1 The Pledgor shall, immediately after the execution of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Market Regulation of the PRC or its competent local counterpart (the “SAMR”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the SAMR within 7 days from the date of submission of the application for registration of this Agreement and Pledge with the SAMR.

3.2 The Pledge shall be effective upon the registration of the Pledge with the SAMR in accordance with Section 3.1 above. The term of the Pledge shall commence on the date when the Pledge is registered with the SAMR and shall expire on the earlier of (a) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied (as applicable) or (b) the Pledgee enforces the Pledge pursuant to the terms and conditions hereof, to satisfy its rights under the Secured Obligations and Pledged Collateral in full or (c) the Pledgor completes his transfer of the Equity Interest to another party (individual or legal entity) pursuant to the Equity Option Agreement and no longer holds any equity interest in Shengtuo Hongyuan Information (the “Term of the Pledge”).

4. REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR

The Pledgor hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1 The Pledgor is the legal owner of the Equity Interest that has been registered in his name, and is entitled to create a pledge on such Equity Interest.

4.2 None of the Pledged Collateral or the Pledge will be interfered with by any other pledgee at any time once the Pledgee exercises the rights of the Pledge in accordance with this Agreement.

4.3 The Pledgee shall be entitled to dispose or assign the Pledge in accordance with the relevant laws and this Agreement.

4.4 All necessary authorizations have been obtained for the execution and performance of this Agreement by the Pledgor and the execution and performance of this Agreement by the Pledgor does not violate any applicable laws or regulations. The Pledgor who signs this Agreement is lawfully and effectively authorized.

4.5 The Pledgor warrants that there is no on-going civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action pending or likely to be pending in the future as of the date of this Agreement.

4.6 There are no outstanding taxes, fees or undecided legal procedures related to the Equity Interest as of the date of this Agreement.

4.7 Each stipulation hereunder is the expression of each Party's true intention and shall be binding upon all the Parties.

5. COVENANTS OF THE PLEDGOR

5.1 The Pledgor covenants to the Pledgee that he shall:

5.1.1 not transfer or assign the Equity Interest, or create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Equity Interest that has been registered in his name, other than the Pledge created hereunder and the option granted under the Equity Option Agreement, without the prior written consent from the Pledgee;

5.1.2 comply with and implement laws and regulations with respect to the pledge of rights, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3 timely notify the Pledgee of any event or any received notice (i) which may affect the Equity Interest or any part of the Pledgee’s rights, (ii) which may change the Pledgor's covenants or obligations under this Agreement or (iii) which may affect the Pledgor's performance of his obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.2 The Pledgor covenants that the Pledgee's right of exercising the Pledge under this Agreement shall not be suspended or hampered by the Pledgor or any successor of the Pledgor or any person authorized by the Pledgor.

5.3 The Pledgor covenants to the Pledgee that in order to protect or perfect the security over the Secured Obligations, the Pledgor shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration and de-registration of the Pledge with the SAMR), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

5.4 The Pledgor agrees to promptly make or cause to be made any filings or records, give or cause to be given any notice and take or cause to be taken any other action as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the SAMR registration set forth in Section 3.1.

5.5 The Pledgor covenants to the Pledgee that he will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee for such Pledgor’s failure to perform or fully perform his guarantees, covenants, agreements, representations or conditions.

6. EVENTS OF DEFAULT

6.1 Each of the following shall constitute an Event of Default:

6.1.1 Shengtuo Hongyuan Information or the Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Services Agreement, Loan Agreement or Equity Option Agreement, or an event of default as defined and stipulated in those agreements has occurred and is continuing;

6.1.2 the Pledgor makes or has made any inaccurate, incomplete, misleading or untrue representation or warranty under Section 4, or is in violation or breach of any of the representations and warranties under Section 4;

6.1.3 the Pledgor breaches any of the covenants under Section 5;

6.1.4 the Pledgor breaches any other covenant, undertaking or obligation of the Pledgor set forth herein;

6.1.5 the Pledgor is unable to perform its obligations under this Agreement due to the separation or merger of Shengtuo Hongyuan Information with other third parties or for any other reason;

6.1.6 the Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except the transfers or assignments permitted under the Equity Option Agreement);

6.1.7 any indebtedness, guarantee or other obligation of the Pledgor, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed when due which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform his obligations under this Agreement;

6.1.8 this Agreement is illegal as a result of any applicable laws or the Pledgor is restricted from continuing to perform his obligations under this Agreement;

6.1.9 any approval, permit, license or authorization from any applicable governmental entity (or registration or filing procedure) required for Shengtuo Hongyuan Information to provide internet value-added telecommunication service in the PRC is withdrawn, suspended, invalidated or materially amended;

6.1.10 any approval, permit, license or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

6.1.11 any property owned by the Pledgor is altered or damaged which, in the Pledgee’s reasonable view, has materially adversely affected the Pledgor’s ability to perform his obligations under this Agreement.

6.2 The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware or find that any event set forth in Section 6.1 or any event that may result in the foregoing events have occurred or are occurring.

6.3 Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee's satisfaction, the Pledgee, at any time the event of default occurs or thereafter, may give a written notice of default to the Pledgor, and require the Pledgor, at the discretion of the Pledgee, to immediately make full payment of the outstanding amounts payable under the Loan Agreement, Services Agreement, and/or Equity Option Agreement, and other payables, or dispose of the Pledge in accordance with Section 7 herein.

7. EXERCISE OF THE RIGHTS OF THE PLEDGE

7.1 The Pledgor shall not transfer or assign the Pledge without prior written approval from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2 The Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the rights of Pledge.

7.3 Subject to Section 6.3, the Pledgee may exercise the right to dispose of the Pledge at any time when the Pledgee gives a notice of default in accordance with Section 6.3 or thereafter.

7.4 The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligation or other monetary obligations payable by the Pledgor and/or Shengtuo Hongyuan Information is fully paid, repaid or otherwise settled.

7.5 The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize his Pledge.

8. TRANSFER OR ASSIGNMENT

8.1 The Pledgor shall not donate or transfer his rights and obligations herein to any third party without prior written consent from the Pledgee.

8.2 This Agreement shall be binding upon the Pledgor and his successors and be effective to the Pledgee and his each successor and assignee.

8.3 The Pledgee may transfer or assign all Secured Obligations and its right to the Pledge to any third party at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

8.4 After a change to the Pledgee resulting from a transfer or an assignment, the new parties to the pledge shall re-execute a pledge contract.

9. TERMINATION

This Agreement shall not terminate until the Term of the Pledge expires pursuant to Section 3 herein.

10. FORCE MAJEURE

10.1 If this Agreement is delayed in or prevented from performing in the Event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected Party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented Party's reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party's reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Section herein shall notify the other party of such exemption promptly and advise him/her of the steps to be taken for completion of the performance.

10.2 The Party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

11. APPLICABLE LAW AND DISPUTE RESOLUTION

11.1 The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2 The Parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to competent court of the place where this Agreement is executed.

11.3 In case of any dispute arising out of the interpretation and performance of this Agreement, or during the settlement of any dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

12. NOTICE

Any notice or correspondence, which is given by the Party as stipulated hereunder, shall be in Chinese or English writing and shall be delivered in person or by registered or prepaid mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

Pledgee：	Beijing Chezhiying Technology Co., Ltd.

Address：	Room 1117, F/11, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China
Fax：	+8610-59857387
Tel：	+8610-59857001
Addressee：	Zhou Shenglei

Pledgor:	Zhou Shenglei
Address:	******
Tel:	******
Addressee:	Zhou Shenglei

13. APPENDICES

The appendices to this Agreement constitute an integral part of this Agreement.

14. WAIVER

The Pledgee's non-exercise or delay in exercise of any rights, remedies, power or privileges hereunder shall not be deemed as the waiver of such rights, remedies, power or privileges. Any single or partial exercise of the rights, remedies, power and privileges shall not exclude the Pledgee from exercising any other rights, remedies, power and privileges. The rights, remedies, power and privileges hereunder are accumulative and shall not exclude the application of any other rights, remedies, power and privileges stipulated by laws.

15. MISCELLANEOUS

15.1 Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by the Parties hereto.

15.2 In case any terms and stipulations in this Agreement are regarded as illegal or can not be performed in accordance with the applicable law, such terms and stipulations shall be deemed to ineffective and not enforceable within the scope governed by the applicable law, and the remaining stipulations will remain effective.

15.3 This Agreement, the Services Agreement, the Equity Option Agreement, the Loan Agreement and the Power of Attorney from the Pledgor to the Pledgee in favor of the Pledgee shall constitute the entire agreement among the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements related thereto.

15.4 This Agreement is prepared in both English and Chinese. This Agreement shall be executed in 4 originals, with 1 original copy for each party, the remaining originals shall be retained by the Shengtuo Hongyuan Information for the purpose of registration of the Pledge. Chinese articles shall prevail over English articles in case of any inconsistency.

[The space below has been intentionally left blank.]

PLEDGEE: Beijing Chezhiying Technology Co., Ltd.

Company Seal: /s/ Beijing Chezhiying Technology Co., Ltd.

PLEDGOR: Zhou Shenglei

/s/ Zhou Shenglei

Beijing Shengtuo Hongyuan Information Technology Co., Ltd.

(The effective date of this Shareholder List shall be the Completion Date under the Share Sale & Purchase Agreement entered into by and between CARTECH HOLDING COMPANY and Yun Chen Capital Cayman on February 20, 2025.)

No.	Name of Share holder	ID Card Number	Address	Subscribed Capital Contribution (percentage)	Paid-in Capital	Form Of Contribution	Date of Subscribed Capital Contribution	Pledge	Capital Contribution Certificate Number	Date of Acquisition of Shareholder Qualification	Date of Disqualification
1	Zhou Shenglei	******	******	RMB5,000,000 (50%)	RMB5,000,000	currency	November 1, 2010	The contribution of RMB5,000,000 has been pledged to Beijing Chezhiying Technologies Co., Ltd. on the effective date of this Shareholder List.	202503	The effective date of this Shareholder List	/
2	Fang Xing	******	******	RMB5,000,000 (50%)	RMB5,000,000	currency	November 1, 2010	The contribution of RMB5,000,000 has been pledged to	202504	The effective date of this Shareholder List	/

Equity Interest Pledge Agreement

Beijing Chezhiying Technologies Co., Ltd. on the effective date of this Shareholder List.

Beijing Shengtuo Hongyuan Information Technology Co., Ltd. (seal)
/s/ Beijing Shengtuo Hongyuan Information Technology Co., Ltd.

Date	：	August 24, 2025